Exhibit 99.1
United Components Reports Results of Operations for
Second Quarter 2006
Second Quarter Highlights
-	Acquisition of ASC Industries Provides Global Low Cost Manufacturing and Procurement Platform

-	Sale of Neapco and Pioneer operations streamlines operations and reduces leverage

-	Continued progress on cost reduction through consolidation of manufacturing facilities

-	Core business continues to generate revenue and EBITDA growth
EVANSVILLE, IN August 15, 2006 - United Components, Inc. (“UCI”) today announced results for the second quarter ended June 30, 2006. Revenue of $245.8 million increased $13.8 million compared to the year-ago quarter, with small increases in the original equipment sales, original equipment service and heavy duty channels, and declines in the retail and traditional channels. The quarter also included $10.3 million in sales by water pump manufacturer ASC Industries, which was acquired by UCI during the quarter. UCI’s consolidated results include ASC from the May 25 acquisition date. Also, on June 30, the company completed the sales of its Neapco driveline components and Pioneer specialty distribution operations, for about $36 million in cash. Neapco and Pioneer are accounted for as discontinued operations for all periods presented.
Net loss for the quarter was $19.1 million, including a loss of $17.3 million related to the discontinued operations and their sale, as well as $14.1 million in one time charges, primarily costs related to the acquisition of ASC and facilities consolidation costs. Excluding these charges, net income would have been $12.3 million for the quarter. Net income for the second quarter of 2005 was $4.4 million.
Earnings before interest, taxes, depreciation and amortization, or EBITDA, for UCI’s continuing operations, as adjusted consistent with the company’s historical presentations, was $33.3 million for the second quarter, compared with $30.5 million for the year-ago quarter. The calculation of adjusted EBITDA is set forth in Schedule A.
“The acquisition of ASC Industries during the second quarter has dramatically expanded our global manufacturing and procurement platform,” said Bruce Zorich, Chief Executive Officer of UCI. “ASC was a first mover within the aftermarket supplier community in establishing manufacturing and sourcing operations in China, having operated multiple manufacturing and procurement facilities in China for more than ten years. We believe that this base of operations and skilled management team will lead to improved product quality and lower costs across the company.”
During the second quarter, UCI also continued to streamline its manufacturing footprint, with the closure of a Mexican filter manufacturing plant and a Canadian pump manufacturing facility. In both cases, operations were consolidated into larger, more efficient facilities to reduce future costs.
“We’re also pleased to report that we continue to execute on our strategic plan to grow revenue and profitability for the company,” said Bruce Zorich, Chief Executive Officer of UCI. “With the acquisition of ASC and the sale of Neapco and Pioneer complete, we have realigned UCI to focus on strategic initiatives in our core business. We have seen benefits from our initiatives in the areas of business development and operational improvement during the first half of 2006. We expect these benefits to continue in the quarters ahead, even as the industry continues to fight rising gas prices and increases in our freight and raw material costs.”
In connection with the acquisition of ASC, UCI amended and restated the credit agreement for its senior credit facility and borrowed an additional $113 million. As of June 30, the company’s debt stood at $567 million. The company ended the quarter with $57 million in cash. In addition, on July 6, following the sale of Neapco and Pioneer, the company repaid $35 million of its senior credit facility borrowings.
Conference Call
UCI will host a conference call to discuss its results and performance on Wednesday, August 16, at 11:00 a.m. Eastern Time (ET). Interested parties are invited to listen to the call by telephone. Domestic callers can dial (800) 637-1381. International callers can dial (641) 297-7667.
A replay of the call will be available from August 17, 2006, for a ninety-day period, at www.ucinc.com . Click on the UCINC 2006 2nd Quarter Results button.
About United Components, Inc.
United Components, Inc. is among North America’s largest and most diversified companies servicing the vehicle replacement parts market. We supply a broad range of products to the automotive, trucking, marine, mining, construction, agricultural and industrial vehicle markets. Our customer base includes leading aftermarket companies as well as a diverse group of original equipment manufacturers.
Forward Looking Statements
All statements, other than statements of historical facts, included in this press release and the attached report that address activities, events or developments that UCI expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements give UCI’s current expectations and projections relating to the financial condition, results of operations, plans, objectives, future performance and business of UCI and its subsidiaries. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They are subject to uncertainties and factors relating to UCI’s operations and business environment, all of which are difficult to predict and many of which are beyond UCI’s control. UCI cautions investors that these uncertainties and factors, including those discussed in Item 1A of UCI’s 2005 Annual Report on Form 10-K and in its other SEC filings, could cause UCI’s actual results to differ materially from those stated in the forward-looking statements. UCI cautions that investors should not place undue reliance on any of these forward-looking statements.

Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, UCI undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
For More Information, Contact:
Charlie Dickson, Chief Financial Officer (812) 867-4726
Dave Barron (812) 867-4727

United Components, Inc.
Condensed Consolidated Income Statements (unaudited) (1)
(in thousands)

	Three Months ended June 30,		Six Months ended June 30,
	2006	2005	2006	2005
Net sales	$245,795	$232,018	$476,575	$443,719
Cost of sales	196,787	184,141	378,930	354,364

Gross profit	49,008	47,877	97,645	89,355

Operating expenses
Selling and warehousing	15,724	15,361	31,969	30,598
General and administrative	10,795	10,970	23,704	22,029
Amortization of acquired intangible assets	1,690	1,532	2,929	3,064
Costs of integration of water pump operations and resulting asset impairment losses (2)	4,600	—	4,600	—
Costs of closing facilities and consolidating operations (3)	4,069	—	5,462	—
Loss on abandonment of an operation (4)	—	2,182	—	2,182

Operating income	12,130	17,832	28,981	31,482

Other income (expense)
Interest expense, net	(10,629)	(8,740)	(19,864)	(17,411)
Write-off of deferred financing costs (5)	(2,625)	—	(2,625)	—
Management fee expense	(500)	(500)	(1,000)	(1,000)
Miscellaneous, net	14	(81)	(63)	(144)

Income (loss) before income taxes	(1,610)	8,511	5,429	12,927
Income tax expense	185	4,557	3,034	6,325

Net income (loss) from continuing operations	(1,795)	3,954	2,395	6,602

Discontinued operations
Net income from discontinued operations, net of tax	946	420	1,509	501
Loss on sale of discontinued operations, net of tax	(18,272)	—	(18,272)	—

	(17,326)	420	(16,763)	501

Net (loss) income	$(19,121)	$4,374	$(14,368)	$7,103

(1)	Includes the results of operations of ASC Industries, Inc. (“ASC”) beginning on May 25, 2006, the date of the acquisition of ASC by the Company. The operating results of the Company’s driveline components and specialty distribution operations, which were sold on June 30, 2006, are presented as discontinued operations for all periods presented.

(2)	Includes land, building and equipment impairment losses and severance costs related to the consolidation of several facilities in connection with the integration of the Company’s pre-ASC acquisition water pump operations with the operations of ASC.

(3)	Includes asset write-downs and severance and other costs in connection with the closures of the Company’s Canadian fuel pump facility and Mexican filter manufacturing facility.

(4)	Write-down of assets related to the abandonment of a foreign subsidiary.

(5)	Write-off of unamortized deferred financing costs related to the Company’s previously outstanding debt, which was replaced in connection with the establishment of the Company’s new credit facility on May 25, 2006.

United Components, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	June 30,	December 31,
	2006	2005
Assets

Current assets
Cash and cash equivalents	$56,966	$26,182
Accounts receivable, net	266,274	233,007
Inventories, net	190,928	150,190
Deferred tax assets	24,173	22,529
Other current assets	32,569	21,634
Assets of discontinued operations	—	63,863

Total current assets	570,910	517,405

Property, plant and equipment, net	192,631	180,647
Goodwill	233,912	166,559
Other intangible assets, net	101,657	87,197
Deferred financing costs, net	6,542	6,177
Pension and other assets	15,344	12,904
Assets held for sale	4,477	—
Assets of discontinued operations	—	13,953

Total assets	$1,125,473	$984,842

Liabilities and shareholder’s equity

Current liabilities
Accounts payable	$110,292	$94,613
Short-term borrowings	10,049	261
Current maturities of long-term debt	8,407	12
Accrued expenses and other current liabilities	103,041	93,585
Liabilities of discontinued operations	—	17,778

Total current liabilities	231,789	206,249

Long-term debt, less current maturities	548,401	442,274
Pension and other postretirement liabilities	50,145	49,623
Deferred tax liabilities	9,992	3,554
Other long-term liabilities	7,171	1,936
Liabilities of discontinued operations	—	860

Total liabilities	847,498	704,496

Shareholder’s equity	277,975	280,346

Total liabilities and shareholder’s equity	$1,125,473	$984,842

United Components, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Six Months ended June 30,
	2006	2005
Net cash provided by operating activities of continuing operations	$10,738	$29,419

Cash flows from investing activities of continuing operations
Acquisition of ASC Industries, Inc.	(123,477)	—
Proceeds from sale of discontinued operations	36,300	—
Capital expenditures	(11,685)	(18,060)
Proceeds from sale of property, plant and equipment	1,480	211

Net cash used in investing activities of continuing operations	(97,382)	(17,849)

Cash flows from financing activities of continuing operations
Issuances of debt	113,000	10,500
Financing fees	(3,636)	—
Debt repayments	(277)	(23,663)
Shareholder’s equity contributions	8,600	600

Net cash provided by (used in) financing activities of continuing operations	117,687	(12,563)

Discontinued operations:
Net cash provided by (used in) operating activities of discontinued operations	369	(462)
Net cash used in investing activities of discontinued operations	(806)	(831)

Effect of exchange rate changes on cash	178	(234)

Net increase (decrease) in cash and cash equivalents	30,784	(2,520)

Cash and cash equivalents at beginning of year	26,182	11,291

Cash and cash equivalents at end of period	$56,966	$8,771

EBITDA and Adjusted EBITDA
EBITDA and Adjusted EBITDA are presented because they are believed to be frequently used by parties interested in United Components, Inc. (“UCI”). Management believes that EBITDA and Adjusted EBITDA provide useful information to investors because they facilitate an investor’s comparison of UCI’s operating results to that of companies with different capital structures and with cost basis in assets that have not been revalued and written-up in an allocation of a recent acquisition’s purchase price.
As a result of the acquisition of ASC Industries and the amendment and restatement of the credit agreement for UCI’s senior credit facilities, on a transition basis the calculation of Adjusted EBITDA, presented below, reflects the calculation of EBITDA in two ways: (i) with adjustments consistent with the presentation in earnings announcements from previous quarters; and (ii) with additional adjustments required to measure compliance with the interest coverage covenant in the amended and restated credit agreement for UCI’s senior credit facilities.
EBITDA and Adjusted EBITDA are not measures of financial performance under United States generally accepted accounting principles (“US GAAP”) and should not be considered alternatives to net income, operating income or any other performance measures derived in accordance with US GAAP or as an alternative to cash flow from operating activities as a measure of liquidity.

Schedule A
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(dollars in millions)

	2006			2005
	Q1	Q2	June YTD	Q1	Q2	June YTD
Results of continuing operations
Net (loss) income	$4.2	$(1.8)	$2.4	$2.6	$4.0	$6.6

Interest expense, net	9.2	10.7	19.9	8.7	8.7	17.4

Income tax expense	2.9	0.1	3.0	1.8	4.5	6.3

Depreciation	7.1	7.1	14.2	7.8	7.6	15.4

Amortization of intangibles	1.9	2.2	4.1	1.5	1.6	3.1

EBITDA of continuing operations	25.3	18.3	43.6	22.4	26.4	48.8

One-time or unusual items:
Sale of inventory that was written-up to market from historical cost per US GAAP acquisition rules, net of minority interest	—	2.0	2.0	—	—	—

Cost of integration of water pump operations and the resulting asset impairment losses	—	4.6	4.6	—	—	—

Costs of closing facilities & consolidating operations	1.4	4.1	5.5	—	—	—

Loss on abandonment of operation	—	—	—	—	2.2	2.2

Facilities consolidations & severance	0.3	—	0.3	0.8	1.2	2.0

Write-off of deferred financing costs resulting from refinancing	—	2.6	2.6	—	—	—

New business changeover cost	—	0.8	0.8	—	—	—

Non-cash charges (primarily stock options in 2006 and pension in 2005)	0.4	0.4	0.8	0.1	0.2	0.3

Management fee	0.5	0.5	1.0	0.5	0.5	1.0

Adjusted EBITDA of continuing operations (a)	27.9	33.3	61.2	23.8	30.5	54.3

Adjustment to include Adjusted EBITDA of discontinued operations	1.6	2.3	3.9	0.8	1.5	2.3

Additional adjustments required for interest coverage compliance in the amended and restated credit agreement for transition periods	4.7	—	4.7	—	—	—

Adjusted EBITDA under credit agreement	$34.2	$35.6	$69.8	$24.6	$32.0	$56.6

(a)	The second quarter 2006 amount includes $1.9 million of ASC Adjusted EBITDA after the May 25, 2006 acquisition date.